The J. M. Smucker Company To Acquire Eagle Family Foods Holdings, Inc. For $248 Million

ORRVILLE, Ohio, April 2, 2007—The J. M. Smucker Company (NYSE: SJM) today announced that its Board of Directors has approved the execution of a definitive agreement to acquire Eagle Family Foods Holdings, Inc. (“Eagle”), a privately held company headquartered in Columbus, Ohio, for approximately $133 million in cash and the assumption of $115 million in debt, in a transaction valued at approximately $248 million.

Eagle is the largest producer of sweetened condensed and evaporated milk in the U.S. and Canada, with sales primarily to retail and foodservice channels. Eagle generated $206 million in sales during their 2006 fiscal year ended July 1, 2006. In addition to Eagle Brand®, the Company also markets other branded products including Magnolia® sweetened condensed milk, None Such® mincemeat, BORDEN® EggNog, and Kava® acid-neutralized coffee.

“We are pleased to acquire Eagle and expand our position in the baking aisle,” commented Tim Smucker, chairman and co-chief executive officer. “Acquisitions are an important part of our growth strategy — to own and market leading North American food brands sold in the center of the store — and Eagle complements that strategy. The addition of Eagle Brand, the leader in the sweetened condensed milk category, increases our prominence in the baking aisle alongside the Crisco®, Pillsbury®, Martha White®, White Lily® and PET® brands in the U.S. and the Crisco, Robin Hood® and Five Roses® brands in Canada, and provides additional opportunities for cross marketing and promotion.”

Craig Steinke, president and chief executive officer of Eagle Family Foods, commented, “We are very pleased that Eagle Family Foods is joining the Smucker organization. We have the utmost respect for Smucker, and we are confident that they will maintain the integrity of Eagle’s enduring brands and superior food products and build upon the tremendous achievements of our employees.”

Future Opportunities

As the market’s leading producer of sweetened condensed and evaporated milk, Smucker will be in the unique position to work with its customers to develop the category. The Company intends to increase marketing support for the brand, highlighting the category. The acquisition will also support the Company’s initiatives aimed at the fast-growing Latino market, where the Magnolia brand of sweetened condensed milk is a leading brand. The foodservice channel offers additional opportunities for growth.

The Company expects to continue to improve the operating costs of Eagle. Over the last two years, Eagle has restructured its operations and currently manufactures its products in two facilities located in Seneca, Missouri, and El Paso, Texas. Although these efforts have significantly improved profitability, there remain additional opportunities to realize the full potential of supply chain efficiencies. Smucker also expects to leverage its distribution network, reducing costs and adding to future synergies.

The Company intends to transition the Eagle headquarters’ functions to Orrville, Ohio, by the end of fiscal 2008, realizing additional savings of approximately $9 million. Direct marketing spending against the Eagle brands will be increased, but there will be some efficiencies realized by marketing the acquired brands with the existing Smucker brands.

“We expect the acquisition of Eagle to be modestly accretive in fiscal 2008, and add approximately $0.15 to earnings per diluted share in fiscal 2009,” added Richard Smucker, president and co-chief executive officer. “We look forward to adding Eagle Brand to the Smucker family of brands and taking advantage of the opportunities to enhance our top- and bottom-line.”

Details of Transaction

The Company will acquire Eagle for $133 million in cash, and the assumption of $115 million in debt, subject to certain adjustments. The Company intends to finance the acquisition and repayment of assumed debt with a combination of cash balances and debt financing. The transaction is subject to customary closing conditions and is expected to close May 1, 2007.

In addition to Eagle Brand, the Company will acquire a perpetual, exclusive and royalty-free license to use the BORDEN and Elsie® trademarks on certain products.

The Company expects to incur approximately $3 to $4 million in merger and integration related costs. These costs include system integration, site closing costs, and employee-related expenses. The majority of these costs are expected to be charged to earnings over the next twelve months.

Conference Call

The Company will conduct a conference call and webcast to discuss the transaction on Monday, April 2, 2007, at 10:00 a.m. E.T. The webcast, as well as a replay in downloadable MP3 format, can be accessed from the Company’s website at www.smuckers.com. For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 3684730, and will be available until Monday, April 9, 2007.

About The J. M. Smucker Company

The J. M. Smucker Company is the leading marketer and manufacturer of fruit spreads, peanut butter, shortening and oils, ice cream toppings and health and natural foods beverages in North America. Its family of brands includes Smucker’s®, Jif®, Crisco®, Pillsbury®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood® and Bick’s® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. Since 1998, the Company has appeared on FORTUNE Magazine’s annual listing of the 100 Best Companies to Work For in the United States, ranking number one in 2004. For more information about the company, visit www.smuckers.com.

About Eagle Family Foods Holdings, Inc.

Eagle Family Foods Holdings, Inc. was formed in 1998 when Warburg Pincus LLC and GE Asset Management purchased a portfolio of food brands from Borden. Eagle Family Foods is the leading marketer and manufacturer of canned milk products in the United States. Its family of brands includes Eagle Brand®, Eagle Brand® Premium Dessert Kits, Magnolia®, None Such® mincemeat, BORDEN® EggNog, and Kava® acid-neutralized coffee. Eagle employs over 200 associates with its headquarters in Columbus, Ohio, and manufacturing facilities located in El Paso, Texas, and Seneca, Missouri. Currently, Warburg Pincus, GE Asset Management, Dairy Farmers of America, and management own the Company. For more information about the company, visit www.eaglefamilyfoods.com.

The J. M. Smucker Company Forward-Looking Language

This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, timing of the completion of the proposed transaction, ability of the Company to successfully obtain any required financing, ability of the Company to integrate the acquired businesses and achieve the amount and timing of the estimated cost savings and synergies from the proposed acquisition, volatility of commodity markets from which raw materials are procured and the related impact on costs, the success in introducing new products and the competitive response, costs of new marketing and sales programs and strategies intended to promote growth in the Company’s businesses, the ability to successfully implement price changes, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K